Exhibit 10.1

ARTICLES OF MERGER

T3 COMMUNICATIONS, INC.,
a Florida corporation

and

T3 ACQUISITION, INC.,
a Florida corporation

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the SURVIVING CORPORATION is:

Name	Jurisdiction	Document Number
T3 COMMUNICATIONS, INC.	Florida	P06000002503

Second: The name and jurisdiction of the MERGING CORPORATION is:

Name	Jurisdiction	Document Number
T3 ACQUISITION, INC.	Florida	P17000040537

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

Fifth: The Plan of Merger was adopted by the shareholders of the SURVIVING CORPORATION on May 18, 2017.

Sixth: The Plan of Merger was adopted by the shareholders of the MERGING CORPORATION on May 8, 2017.

Seventh: Signatures:

T3 COMMUNICATIONS, INC.		T3 ACQUISITION, INC.

By:	/s/ Steven C. Jones	By:	/s/ Arthur L. Smith
Printed Name: Steven C. Jones		Printed Name: Arthur L. Smith
Title: Chairman of the Board, Executive VP		Title: President

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SHIFT8 TECHNOLOGIES, INC.,

T3 ACQUISITION, INC.,

T3 COMMUNICATIONS, INC.,

and

MR. STUART CONRAD, AS SHAREHOLDERS REPRESENTATIVE

Dated as of May 8, 2017

i

Annex A

Definitions

Disclosure Schedules
Provided Separately

Exhibits
Exhibit A	- Amended and Restated Articles of Incorporation
Exhibit B	- Amended and Restated Bylaws
Exhibit C	- List of Officers and Directors of the Company (Surviving Entity)
Exhibit D	- Form of Transmittal Letter
Exhibit E	- Form of Non-Compete and Confidentiality Agreement for Key Shareholders
Exhibit F	- Escrow Agreement
Exhibit G	- Form of First Amendment to Amended and Restated Employment Agreement of Josh Reel
Exhibit H	- Former Company Indemnification Provisions
Exhibit I	- Example Net Working Capital Calculation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of May 8, 2017, by and among Shift8 Technologies, Inc., a Nevada corporation (“Buyer”), T3 Acquisition, Inc., a Florida corporation and wholly owned subsidiary of Buyer (“Acquisition Company”), T3 Communications, Inc., a Florida corporation (the “Company”) and Mr. Stuart Conrad, as the representative of the Shareholders of the Company (in such capacity, the “Shareholders Representative”).

WHEREAS, capitalized terms used and not otherwise defined herein have the meanings set forth in Annex A made a part hereof;

WHEREAS, all of the issued and outstanding Shares and any issued and outstanding T3 Options of Company are held by the Persons set forth on Schedule 1 attached hereto;

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire all of the Company’s business and assets of every description and assume all of the Company’s liabilities by effecting a merger of the Acquisition Company with and into the Company, resulting in the Company being the surviving entity and thereafter a wholly owned subsidiary of Buyer (the “Merger”); and

WHEREAS, the Board of Directors of the Buyer has approved this Agreement, the Merger and the Transaction contemplated by this Agreement in accordance with the Title 7 of the Nevada Revised Statutes (the “NRS”) and its organizational documents; and

WHEREAS, the Board of Directors of the Company, and the Board of Directors and sole member of the Acquisition Company (Buyer) have approved this Agreement, the Merger and the Transaction contemplated by this Agreement in accordance with the Florida Business Corporation Act (the “FBCA”) and their respective organizational documents.

NOW, THEREFORE, in consideration of the premises above, and the representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
MERGER

Section 1.1 Merger. On the Closing Date and in accordance with the terms of this Agreement and the FBCA, Buyer will acquire the Company’s business by effecting a merger of the Acquisition Company with and into the Company, the separate legal existence of the Acquisition Company will cease, and the Company will be the surviving entity.

Section 1.2 Certificate of Merger. Concurrently with the Closing, the Acquisition Company and the Company will file a certificate of merger satisfying all of the requirements of the applicable provisions of the FBCA with the Secretary of State of Florida, and will make all other filings or recordings required under the FBCA to effect the Merger on and as of the Closing Date.

Section 1.3 Effect of Merger. Upon the effectiveness of the Merger:

(a)   the Articles of Incorporation of the Company shall be amended and restated as set forth in Exhibit A;

(b)   the bylaws of the Company shall be amended and restated as set forth in Exhibit B;

(c)   the individuals set forth on Exhibit C shall be elected to the Board of Directors of the Company and to the offices in the Company set forth opposite their respective names;

(d)   the issued and outstanding membership interests of the Acquisition Company owned by Buyer immediately prior to the Closing shall by virtue of the Merger and without any action on the part of any Person be automatically converted into a like number of shares of the Common Stock of the Company;

(e)   the Shares of the Company issued and outstanding immediately prior to the Closing held by the Shareholders shall by virtue of the Merger and without any action on the part of any Person be automatically converted into the right to receive the amount of cash set forth opposite the name of the respective Shareholders on Schedule 1 attached hereto, as may be amended by the Company prior to the Closing to take into consideration the Estimated Purchase Price and the amount of the Distributable Net Purchase Price payable to each Shareholder at Closing;

(f)   the T3 Options issued and outstanding immediately prior to the Closing held by the option holders shall by virtue of the Merger and without any action on the part of any Person be automatically converted into the right to receive the amount of cash from the Distributable Net Purchase Price set forth opposite the name of the respective option holder on Schedule 1; and

(g)   the Shares and T3 Options shall be cancelled and cease to exist aside from the rights provided in Section 1.3(e) and 1.3(f).

Section 1.4 Purchase Price. Buyer and the Company agree that the purchase price for the Company (the “Purchase Price”) shall equal (i) $3,850,000, minus (ii) the Indebtedness not otherwise being assumed by the Buyer pursuant to this Agreement as set forth on Schedule 2, if any, minus, (iii) that portion of the Company Indebtedness and Company Closing Expenses to be paid by Buyer pursuant to Section 2.4(e)(i), if any, and plus or minus (iv) any difference between the Net Working Capital on the Closing Date and the Target Net Working Capital; provided that no adjustment shall be made with respect to Net Working Capital unless the difference is at least $25,000 in excess of or less than the Target Net Working Capital. Pursuant to Section 6.2(g), the Company shall have Cash on Hand as of Closing of not less than $250,000 (“Closing Minimum Cash”), which, for the avoidance of doubt, shall be included in the calculation of Net Working Capital on the Closing Date.

Section 1.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each Share as to which written notice of objection to the Merger in accordance with the FBCA (“Dissenting Shares”) has been received by the Company will not be converted into the right to receive a portion of the Purchase Price as provided by this Agreement, and Buyer and the Company will therefore have no obligation to pay the portion of the Purchase Price in respect of any such Share, unless and until the holder of such Share withdraws his or her demand for appraisal rights or becomes ineligible for appraisal rights. Each Person holding of record or beneficially owning Dissenting Shares who becomes entitled under the applicable sections of the FBCA to payment of the fair value of such Dissenting Shares (and any other payments required by the FBCA) or to payment of any other amount under any other legal theory as a result of their capacity as a shareholder of the Company prior to the Merger, will receive payment therefor from the Buyer and the Company in the same manner as Purchase Price is being paid to Shareholders hereunder.

Section 1.6 Miscellaneous Consideration Terms.

(a)   Prior to the Closing, the Company shall hand deliver or mail to each Shareholder a letter of transmittal in the form attached hereto as Exhibit D and instructions for use of such letter of transmittal (the “Transmittal Letter”) in effecting the surrender of any certificate representing Shares and obtaining payment of each such Shareholder’s Pro Rata Share of the Distributable Net Purchase Price, as provided in this Section 1.6.

(b)   At the Closing, all Shares issued and outstanding immediately prior to the Closing will be canceled and cease to exist, and each holder of a certificate that represents Shares issued and outstanding immediately prior to the Closing will cease to have any rights as a Shareholder with respect to the Shares represented by such certificate (including, without limitation, any right to receive accrued and unpaid dividends), except for the right to surrender such certificate, and deliver to the Company a duly executed Transmittal Letter, in exchange for the payment of the Distributable Net Purchase Price provided pursuant to this Agreement and Schedule 1 or to preserve and perfect such Shareholder’s right to receive payment for such holder’s Shares pursuant to applicable sections of the FBCA and Section 1.5 if such holder has validly exercised and not withdrawn or lost such right, and no transfer of Shares issued and outstanding immediately prior to the Closing will be made on the stock transfer books of the Company.

(c)   If payment of a Shareholder’s Pro Rata Share of the Distributable Net Purchase Price by the Payment Agent is to be made to a Person other than the Person in whose name the certificate surrendered in exchange therefore is registered, it will be a condition to such payment that, and Payment Agent will not make such payment until, the certificate so surrendered be properly endorsed and otherwise in proper form for transfer reasonably satisfactory to Buyer, and that the Person requesting such payment (i) deliver to the Company a duly executed Transmittal Letter, and (ii) pay to Buyer or the Company any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the certificate surrendered or establish to the reasonable satisfaction of Buyer that such tax either has been paid or is not payable.

(d)   No interest will accrue or be payable with respect to any amounts which a holder of Shares will be entitled to receive. The Payment Agent is authorized to pay the cash attributable to any certificate previously issued which has been lost or destroyed, only upon receipt of reasonably satisfactory evidence of ownership of the Shares represented thereby satisfactory to the Buyer and of appropriate indemnification (without bond or similar requirement). For the avoidance of doubt, the receipt of an executed Transmittal Letter and the original certificate representing Shares being surrendered by a Shareholder or an executed affidavit of lost certificate in a form attached as an exhibit to the Transmittal Letter, shall be deemed to be satisfactory evidence of a Shareholder satisfying all of the requirements to receive payment of such Shareholder’s Pro Rata Share of the Distributable Net Purchase Price.

(e)  If the Payment Agent is unable to pay any amount due to the failure of a Shareholder or other Person to comply with the requirements of Section 1.6(c) and, if applicable, Section 1.6(d), the unpaid amount shall be held by the Payment Agent until conditions of the applicable section are met or until the amount must then be paid over in accordance with applicable Law (including but not limited to applicable state unclaimed property law).

ARTICLE II.
CLOSING

Section 2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of K&L Gates LLP, located at Southeast Financial Center, Suite 3900, 200 South Biscayne Boulevard, Miami, Florida 33131, on a date no later than two (2) Business Days after the last of the Closing Conditions have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Company and Buyer may mutually agree upon in writing. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at, and the calculation of the Purchase Price shall be made as of, 12:01 a.m. Miami, Florida time on the Closing Date.

Section 2.2 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Buyer, or Escrow Agent or Payment Agent as may be applicable, the following:

(a)   a certificate signed by the Company’s Secretary or Assistant Secretary and dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) a certified copy of Company’s Articles of Incorporation from the Secretary of State of the State of Florida and all amendments thereto dated as of a date within ten (10) days prior to the Closing Date and that no amendments to the Articles of Incorporation have taken place since the date of the certification, (ii) good standing certificates of the Company from its jurisdiction of organization and each jurisdiction in which it is qualified to do business as a foreign corporation, in each case dated within ten (10) days of the Closing Date, (iii) the Company’s bylaws, as the same may be amended, and that no other amendments to Company’s bylaws have taken place, (iv) attesting to the incumbency of the officers of the Company executing this Agreement and the Transaction Documents;

(b)   a certificate signed by the Company’s Secretary or Assistant Secretary and dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the due adoption and continued effectiveness of a resolution adopted by the Company’s Board of Directors approving this Agreement, the Merger and the Transaction, including, without limitation, its recommendation to the Shareholders to approve this Agreement, the Merger and the Transaction in accordance with the FBCA, (ii) the notice of meeting of Shareholders (the “Shareholders Meeting”) stating the purpose of the Shareholders Meeting that was held to consider approving this Agreement, the Merger and the Transaction and transmitting a copy of this Agreement, together with all schedules and exhibits, and the notice of the Shareholders appraisal rights under the FBCA, (iii) the voting results of the Shareholders Meeting, and (iv) the due adoption and continued effectiveness of a resolution adopted by the Requisite Shareholders approving this Agreement, the Merger and the Transaction in accordance with the FBCA;

(c)   a Certificate of Merger duly signed by the Company;

(d)   payoff letters, in forms reasonably satisfactory to Buyer, with respect to the payoff amounts for the Indebtedness of the Company;

(e)   copies of all consents, in form and substance reasonably satisfactory to Buyer, of third Persons set forth on Schedule 3.4(b);

(f)   the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director and officer of the Company, with each resignation (or removal) effective no later than the Closing, provided, however the Buyer acknowledges and agrees that Josh Reel will continue to be an employee of the Company pursuant to the terms of the Amended and Restated Employment Agreement, dated December 2, 2016, between Mr. Reel and the Company;

(g)   a Non-Compete and Confidentiality Agreement for key shareholders, in the form attached hereto as Exhibit E, duly executed by each of Josh Reel, Steven Jones, Randall Henderson, Tad Yeatter and Stuart Conrad;

(h)   an amended Schedule 1 in accordance with Section 2.5(b);

(i)   Transmittal Letters and corresponding issued and outstanding certificates (or lost certificate affidavits in the form attached to the Transmittal Letter) from Shareholders representing not less than a majority of all issued and outstanding shares of Company stock (the “Surrendered Stock”) immediately prior to the Closing. All of the Surrendered Stock shall be canceled and extinguished at the Closing, to effect the exchange of such certificates on behalf of the applicable Shareholders;

(j)   the Escrow Agreement, in the form attached hereto as Exhibit F, duly executed by the Shareholders Representative;

(k)   the first amendment to the Amended and Restated Employment Agreement of Josh Reel in the form attached hereto as Exhibit G, executed by the Company and Josh Reel (the “Employment Agreement”);

(l)   a Payment Agent Agreement, in a form to be reasonably agreed to by the Buyer, the Shareholders Representative and the Company, duly executed by the Company and the Shareholders Representative;

(m)   An opinion of counsel to the Company limited to the proper authorization by the Shareholders for the Merger; and

(n)   such other customary filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 2.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Company, or the Escrow Agent or the Payment Agent as may be applicable, the following:

(a)   a certificate signed by Buyer’s Secretary or Assistant Secretary and dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (i) a certified copy of Buyer’s Certificate of Incorporation from the Secretary of State of the State of Nevada and all amendments thereto dated as of a date within ten (10) days prior to the Closing Date and that no amendments to the Buyer’s Certificate of Incorporation have taken place since the date of the certification, (ii) good standing certificates of Buyer from Nevada and each jurisdiction in which it is qualified to do business as a foreign corporation, in each case dated within ten (10) days of the Closing Date, (iii) Buyer’s bylaws, as the same may be amended, and that no other amendments to Buyer’s bylaws have taken place, (iv) attesting to the incumbency of the officers of Buyer executing this Agreement and the other Transaction Documents and (v) certifying as to the due adoption and continued effectiveness of a resolution adopted by Buyer’s Board of Directors approving this Agreement, the Merger and the Transaction;

(b)   a certificate signed by Acquisition Company’s Secretary or Assistant Secretary and dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (i) a certified copy of Acquisition Company’s Articles of Incorporation from the Secretary of State of the State of Florida and all amendments thereto dated as of a date within ten (10) days prior to the Closing Date and that no amendments to the Articles of Incorporation have taken place since the date of the certification, (ii) good standing certificates of Acquisition Company from Florida and each jurisdiction in which it is qualified to do business as a foreign entity, in each case dated within ten (10) days of the Closing Date, (iii) Acquisition Company’s bylaws, as the same may be amended, and that no other amendments to Company’s bylaws have taken place, (iv) attesting to the incumbency of the officers of Acquisition Company executing this Agreement and the other Transaction Documents;

(c)   a certificate signed by Acquisition Company’s Secretary or Assistant Secretary and dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (i) the waiver by Acquisition Company’s sole stockholder of any notice required by FBCA, and (ii) the due adoption and continued effectiveness of a resolution by Acquisition Company’s sole stockholder approving this Agreement, the Merger and the Transaction in accordance with the NRS and FBCA (if applicable);

(d)   the Escrow Agreement executed by the Buyer and Escrow Agent;

(e)   the Payment Agent Agreement executed by the Buyer and the Payment Agent;

(f)   a Certificate of Merger duly signed by Buyer; and

(g)   such other customary filings or documents, in form and substance reasonably satisfactory to Company, as may be required to give effect to this Agreement.

Section 2.4 Closing Payments. On or before Closing, the following payments and/or actions shall be undertaken by the parties indicated:

(a)   Any cash payments shall be made by cashier’s check or by wire transfer of immediately available funds according to the payment directions provided to Company, Buyer, the Payment Agent or Escrow Agent at least two (2) Business Days prior to the Closing;

(b)   Company shall wire transfer or otherwise deliver from the difference between the amount of Cash on Hand just prior to the Closing and the Closing Minimum Cash (such amount the “Excess Cash”) to the holders of the Indebtedness of the Company that will be paid off on or prior to closing to the Persons and in the amounts set forth on Schedule 2.4(b) (the “Estimated Indebtedness”); provided, however, if the Excess Cash is not sufficient to pay all of the Estimated Indebtedness, then the Buyer shall cover any shortfalls and reduce the Purchase Price by such amount;

(c)   Company shall, after payment of Estimated Indebtedness as provided in Section 2.4(b), wire transfer to the Persons specified in Schedule 2.4(c) from the Excess Cash, an amount equal to the estimated company closing expenses in the respective amounts set forth in Schedule 2.4(c) (the “Estimated Company Closing Expenses”); provided, however, if the Excess Cash is not sufficient to pay all of the Estimated Company Closing Expenses, then the Buyer shall cover any shortfalls and reduce the Purchase Price by such amount.

(d)   Company shall wire transfer to the Payment Agent, any remaining portion of the Excess Cash left over after making the payments described in Section 2.4(b) and 2.4(c) (such amount, the “Remainder Cash”), if any, for distribution to the Shareholders as part of the gross proceeds of the Transaction.

(e)   Buyer shall:

(i)   To the extent the Estimated Indebtedness and/or Estimated Company Closing Expenses have not been fully paid by the Company pursuant to Section 2.4(b) or Section 2.4(c), wire transfer to the Persons specified in Schedule 2.4(b), any amounts of the Estimated Indebtedness set forth in Schedule 2.4(b) less any amounts previously paid by the Company pursuant to Section 2.4(b); and to the Persons specified in Schedule 2.4(c), any amounts of the Estimated Company Closing Expenses set forth in Schedule 2.4(c) less any amounts previously paid by the Company pursuant to Section 2.4(c); and

(ii)   wire transfer to the Payment Agent, an amount equal to the Estimated Purchase Price less the Escrow Amounts.

(iii)   wire transfer to the Escrow Agent, an amount equal to the Escrow Amounts.

(f)   The Escrow Agreement shall provide that the Escrow Agent shall segregate the funds required for the Indemnity Escrow Amount and the Working Capital Escrow Amount (together, the “Escrow Amounts”) in accordance with the terms of the Escrow Agreement.

(g)   The Payment Agent Agreement shall provide that:

(i)   the Company shall for each Shareholder that has delivered to the Company (A) their Share certificate(s), or affidavit of lost certificate(s) as may be applicable, and (B) an executed Transmittal Letter, promptly (and in any event within five days of receipt thereof) instruct the Payment Agent to wire transfer or otherwise deliver an amount of cash (the “Distributable Net Purchase Price”) for such Shareholder as set forth on Schedule 1, which shall be calculated as (1) the Estimated Purchase Price multiplied by such Shareholder’s Percentage Interest, minus (2) the aggregate exercise price related to any T3 Options held by such Shareholder, minus (3) the product of such Shareholder’s Percentage Interest multiplied by the Escrow Amounts; and

(ii)   the Payment Agent will add to the balance of the Remainder Cash to be distributed to Shareholders, any proceeds set forth on Schedule 1 from option exercises that are deducted from the Estimated Purchase Price received from the Buyer to arrive at the Distributable Net Purchase Price.

(iii)   the Payment Agent shall wire transfer or otherwise deliver to each Shareholder, an amount equal to the Remainder Cash multiplied by each such Shareholder’s Percentage Interest.

Section 2.5 Purchase Price Adjustments.

(a)   At least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a good faith estimate of Net Working Capital (the “Estimated Net Working Capital”), Estimated Indebtedness to be paid off by Buyer at Closing, if any, and Estimated Company Closing Expenses to be paid by Buyer at Closing, and the resulting calculation of the Purchase Price based upon the Estimated Net Working Capital, Estimated Indebtedness to be paid by Buyer and Estimated Company Closing Expenses to be paid by Buyer (the “Estimated Purchase Price”). The Estimated Purchase Price shall be prepared in accordance with the definitions set forth in this Agreement and using the accounting principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet, to the extent consistent with GAAP.

(b)   At least one (1) Business Day prior to the Closing Date, the Company shall deliver to both the Buyer and the Payment Agent a final Schedule 1 which shall set forth, in addition to what is otherwise required to be set forth under the terms of this Agreement, each Shareholder’s respective (i) Percentage Interest, (ii) Distributable Net Purchase Price, and (iii) Pro Rata Share of the aggregate Distributable Net Purchase Price.

(c)   As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Buyer will deliver to the Shareholders Representative (i) a special purpose consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and (ii) a statement showing the Buyer’s calculation of Net Working Capital, Indebtedness and Company Closing Expenses, and the resulting calculation of the Purchase Price (together with the Closing Balance Sheet, the “Preliminary Closing Statement”). The Closing Balance Sheet shall be prepared in accordance with the definitions set forth in this Agreement and using the accounting principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet, to the extent consistent with GAAP. During the thirty (30) days after delivery of the Preliminary Closing Statement, the Buyer shall give the Shareholders Representative and its accountants reasonable access to review the surviving entity’s books and records and work papers related to the preparation of the Preliminary Closing Statement (and, solely to the extent relevant thereto, to the Buyer’s books and records and work papers) for purposes of the Shareholders Representative’s review of the Preliminary Closing Statement. The Shareholders Representative and its accountants may make inquiries of the Company and the Buyer and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and the Buyer shall, and shall cause the Company and any such accountants to provide reasonable cooperation with and reasonably promptly respond to such inquiries. If the Shareholders Representative has any objections to the Preliminary Closing Statement, the Shareholders Representative shall deliver to the Buyer a statement setting forth in reasonable detail its objections thereto and the basis for such objections (an “Objections Statement”). If an Objections Statement is not delivered to the Buyer within thirty (30) days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto. The Shareholders Representative and the Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) Business Days after the delivery of the Objections Statement, the Shareholders Representative and the Buyer shall submit such dispute to Horn Solutions in Houston, Texas the Dispute Resolution Firm. The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which the Shareholders Representative and the Buyer are unable to resolve. The Dispute Resolution Firm’s determination will be based solely on the definitions of Net Working Capital, Indebtedness and Company Closing Expenses, as applicable, contained in this Agreement. The Shareholders Representative and the Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Firm (who shall be acting as an expert and not as an arbitrator) to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the submissions by the Buyer and the Shareholders Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and shall not have assigned a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Dispute Resolution Firm. Buyer and the Shareholders Representative will cooperate in good faith with the Dispute Resolution Firm during the term of its engagement. The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto and their Affiliates. The costs and expenses of the Dispute Resolution Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm. For example, if the Shareholders Representative submits an Objections Statement for $1,000, and if the Buyer contests only $500 of the amount claimed by the Shareholders Representative, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Shareholders Representative $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e. 300/500) to the Buyer and 40% (i.e., 200/500) to the Shareholders Representative (on behalf of the Shareholders).

(d)  Post-Closing Adjustment Payment.

(i)   If the Purchase Price as ultimately determined pursuant to Section 2.5(c) is in excess of the Estimated Purchase Price, the Buyer shall promptly (but in any event within five (5) Business Days after the final determination of the Purchase Price in accordance with Section 2.5(c)) deliver to the Payment Agent (for distribution to the Shareholders) the amount of the total of such excess plus any costs and expenses awarded to the Shareholders Representative by the Dispute Resolution Firm by wire transfer of immediately available funds to an account or accounts designated in writing by the Payment Agent. Immediately following payment of any amounts determined pursuant to Section 2.5(c) and this Section 2.5(d)(i) to be owing to the Payment Agent (for distribution to the Shareholders), the Shareholders Representative and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Payment Agent (for distribution to the Shareholders) all remaining funds in the Working Capital Escrow Account, in accordance with the terms of the Escrow Agreement.

(ii)   If the Purchase Price as ultimately determined pursuant to Section 2.5(c) is less than the Estimated Purchase Price, the Shareholders Representative and the Buyer shall promptly (but in any event within five (5) Business Days after the final determination of the Purchase Price in accordance with Section 2.5(c)) deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay from the Working Capital Escrow Account (and, if the funds in the Working Capital Escrow Account are insufficient to cover such shortfall, then also from the Indemnity Escrow Amount) to an account or accounts designed by the Buyer the total amount of such shortfall plus any costs and expenses awarded to Buyer by the Dispute Resolution Firm by wire transfer of immediately available funds to an account or accounts designated by the Buyer. Immediately following payment of any amounts determined pursuant to Section 2.5(c) and this Section 2.5(d)(ii) to be owing to the Buyer, the Shareholders Representative and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Payment Agent (for distribution to the Shareholders) all remaining funds (if any) in the Working Capital Escrow Account, in accordance with the terms of the Escrow Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the applicable Disclosure Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.2 Subsidiaries. The Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. There are no outstanding obligations to provide funds to or make an investment in any other Person.

Section 3.3 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party. Assuming that each of this Agreement and the other Transaction Documents to which it is a party is a valid and binding obligation of Buyer, each of this Agreement and such other Transaction Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.4 No Breach.

(a)   The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation of the Transaction do not conflict with or result in any breach of, constitute a default under (with or without notice or lapse of time or both), give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled, result in a violation of, or result in the creation of any Lien upon any assets of the Company pursuant to (i) the provisions of the Company’s Articles of Incorporation or bylaws, (ii) any Material Contract, or (iii) any law, statute, rule or regulation, order, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except in the case of clauses (ii) and (iii) to the extent that it would not have a Material Adverse Effect.

(b)   Except for the filing of the Certificate of Merger as described in Section 1.2, the approval of this Agreement and the Transaction by the Requisite Shareholders, or as set forth on Schedule 3.4(b), the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation of the Transaction do not require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under (i) the provisions of the Company’s Articles of Incorporation or bylaws, (ii) any Material Contract, or (iii) any law, statute, rule or regulation, order, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.

Section 3.5 Capital Stock.

(a)   The authorized capital of the Company consists of (i) One Hundred Million (100,000,000) shares of Common Stock of the Company, of which Five Million, Four Hundred Seventy-Six Thousand, Nineteen (5,476,019) shares (and no more) are issued and outstanding and fully paid and non-assessable (the “Shares”), and (ii) Twenty Million (20,000,000) shares of Preferred Stock of the Company, of which none are issued and outstanding. The Shares have been duly authorized, are validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person.

(b)   The Company has reserved 949,683 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Equity Incentive Plan, Amended and Restated as of February 22, 2007, duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, options to purchase 100,000 shares have been granted and are currently outstanding (the “T3 Options”).

(c)   Schedule 1 attached hereto contains a complete and accurate list of (i) the name and registered address of each Person that owns or claims a direct or indirect beneficial interest in the Shares and the T3 Options (collectively, the “Shareholders” and each, a “Shareholder”), and (ii) the number of Shares or T3 Options claimed by each Shareholder as of the date indicated on Schedule 1, which shall be updated by the Company just prior to the Closing.

(d)   Except as set forth on Schedule 1, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into capital stock or other equity interests or voting securities of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, redemption rights or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity interests or voting securities of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, (v) declared or accrued dividends, sinking funds or other obligation to make any distributions or other payments in relation to any outstanding equity interests or voting securities of the Company, or (vi) voting trusts, proxies, shareholder agreements or other understandings relating to the voting of any outstanding voting securities of the Company.

(e)   The Company has taken all action necessary under the Stock Plan to (i) cancel as of the Closing Date all T3 Options on the Closing Date, and (ii) ensure that, from and after the Closing, each holder of a T3 Option shall have only the rights to the payments provided in Section 2.4.

Section 3.6 Financial Statements. Schedule 3.6 attached hereto consists of: (i) the unaudited consolidated balance sheet of the Company, excluding ITV, as of December 31, 2016 (the “Latest Balance Sheet”) and the related consolidated statements of operations and cash flows for the twelve (12)-month period then ended, (ii) the unaudited consolidated balance sheet of the Company, excluding ITV, as of March 31, 2017 and the related consolidated statements of operations and cash flows for the three (3)-month period then ended (iii) the unaudited consolidated balance sheet and related consolidated statements of operations and cash flows of the Company as of and for the fiscal years ended December 31, 2015 and 2014, in each case excluding ITV, and (iv) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2014 and 2015, in each case including ITV (all such financial statements referred to in clauses (i) through (iv), the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition, cash flows and results of operations of the Company, on the basis presented, as of the times and for the periods referred to therein and are prepared in accordance with GAAP, consistently applied (subject in the case of the unaudited Financial Statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments, none of which are material), except as otherwise noted therein.

Section 3.7 No Liabilities. The Company does not have any liabilities of any nature that would be required to be disclosed on a balance sheet of the Company prepared in accordance with GAAP, except for (i) liabilities reflected or reserved against in the Financial Statements; (ii) liabilities disclosed in this Agreement or the Disclosure Schedules; (iii) liabilities incurred in the ordinary course of business after the date of the Latest Balance Sheet, which individually or in the aggregate would not have a Material Adverse Effect or (iv) liabilities incurred as part of the Relocation and not in breach of Section 5.2.

Section 3.8 Absence of Certain Developments. Since December 31, 2015, the Business has been operated in the ordinary course, other than the Relocation, should it occur, and no event, fact or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect. Except in connection with the Relocation, if applicable, or as otherwise set forth on Schedule 3.8 or as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not (and in connection with the Relocation, has not in excess of the limits provided for in Section 5.2):

(a)   issued, sold, redeemed, retired or reacquired any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities, or warrants, options or other rights to subscribe for or acquire its capital stock or other equity securities;

(b)   declared, paid, set aside or made provision for any dividends or distributions on or in respect of any of its capital stock or other equity interests;

(c)   split, exchanged, combined or reclassified any of its capital stock or other equity interests;

(d)   adopted a plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provision of federal or state bankruptcy, insolvency, accommodation or debtor relief law or consented to the filing of any such proceeding under any similar law;

(e)   purchased, leased or otherwise acquired any property or asset for an amount in excess of $50,000, individually (or in the case of a lease, per annum), or $150,000 in the aggregate (or in the case of a lease, for the entire term of the lease, not including any option term);

(f)   incurred, assumed, guarantied or otherwise become obligated with respect to any indebtedness for borrowed money except borrowings under existing credit lines in the ordinary course of business;

(g)   mortgaged, pledged, created, granted or otherwise subjected any of its material assets or properties to a Lien other than Permitted Liens;

(h)   sold, assigned, leased or otherwise transferred any material portion of its tangible or intangible assets, other than ITV, except in the ordinary course of business;

(i)   sold, assigned, licensed or otherwise transferred any Intellectual Property, except in the ordinary course of business;

(j)   cancelled, compromised, amended, terminated, relinquished, waived, accelerated, released or otherwise modified any debts owed by or claims against another Person;

(k)   suffered, sustained or otherwise incurred any material damage, destruction or loss, or any material interruption in use, of its properties, whether or not covered by insurance;

(l)   made any material capital investment in, or any material loan to, any other Person, except in the ordinary course of business;

(m)   to the Company’s knowledge, suffered an adverse change in the relationship of the Company with any material customer, supplier, distributor, reseller or sales representative;

(n)   adopted, terminated or made any material changes in its employee benefit plans or made any material changes in wages, salary or other compensation with respect to its officers, directors or employees, in each case other than changes made in the ordinary course of business or pursuant to existing agreements or arrangements or as required to comply with applicable law;

(o)   paid, lent or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of the Shareholders or any of the Company’s directors or officers other than the sale of ITV to Jeremy Stakely;

(p)   made a material change in its accounting or Tax methods, elections, practices or policies, entered into any material agreement relating to Taxes, or settled or compromised any claim relating to Taxes;

(q)   commenced or settled any litigation involving an amount in excess of $50,000 for any one case; or

(r)   committed to do any of the foregoing.

Section 3.9 Title to Properties.

(a)   The Company owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet or necessary for the operation of the Business in the ordinary course, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet or as expressly contemplated by this Agreement, including Section 6.2(g) and the Relocation to the extent that the Relocation is in compliance with the restrictions set forth in Section 5.2.

(b)   The Company does not own any real property. The real property listed on Schedule 3.9(b) (the “Leased Real Property”) constitutes all of the real property used by the Company in the operation of the Business as currently conducted. Schedule 3.9(b) also sets forth a list of all leases and subleases pursuant to which the Company holds any Leased Real Property and a description of any real properties the Company proposes to enter into a lease for prior to the Closing (collectively, “Leases”). Except as set forth on Schedule 3.9(b), the Company holds a valid and existing leasehold interest in the Leased Real Property (including any leasehold improvements) under each such Lease, free and clear of all Liens, except for Permitted Liens, and (i) the Company has paid or accrued on the Latest Balance Sheet all rent and other amounts due and payable under the Leases, (ii) neither the Company nor, to the Company’s knowledge, any other party is in default in any material respect under any Lease, (iii) each Lease is in full force and effect and constitutes a valid and binding obligation of each party thereto, and (iv) the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property. The Company has delivered or made available to Buyer complete and accurate copies of each Lease, and none of such Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer.

(c)   The Leased Real Property is being used, occupied and maintained in accordance in all material respects with all applicable building codes, zoning ordinances, easements, contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations, and in compliance in all material respects with all laws and regulations of any Governmental Body. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Body have been issued for the occupancy and use of the Leased Real Property have been issued to the Company and are in full force and effect.

(d)  The Company has not received written notice of any existing, pending or threatened (i) material violations of building codes, zoning ordinances, easements, contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations or of any laws or regulations of any Governmental Body affecting the Leased Real Property, or (ii) condemnation proceedings affecting the Leased Real Property that could reasonably be expected to materially adversely affect the use of the Leased Real Property.

Section 3.10 Condition of Assets. Except as set for on Schedule 3.10, the material buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal property owned, leased and used by the Company in the Business are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put. The Company has not deferred or delayed any material maintenance or repairs and none of such material buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal property is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.11 Tax Matters. Except as set forth on Schedule 3.11:

(a)   all Tax Returns required to be filed on or before the Closing Date by or with respect to the Company have been duly and timely filed with the appropriate Governmental Body;

(b)   all information provided in each such Tax Return is true, correct and complete in all material respects;

(c)   all material Taxes owed by the Company that are or have become due have been timely paid in full, whether disputed or not, whether or not shown on any Tax Return;

(d)   no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax;

(e)   all material Tax withholding and deposit requirements imposed on or with respect to the Company or any amounts paid or owed by the Company to its employees, independent contractors, creditors, shareholders, or other third parties in connection with such Tax withholding and deposit requirements have been satisfied in full in all respects;

(f)   there are no Liens (other than Permitted Liens) on any assets of the Company for unpaid Taxes or that arose in connection with any failure (or alleged failure) to pay any Tax;

(g)   there is no claim pending or threatened in writing by any Governmental Body with respect to any Taxes due from the Company, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes due from, or Tax Returns required to be filed by, the Company;

(h)   no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to the Company;

(i)   no claim has ever been received in writing from a Governmental Body in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be required to file a Tax Return in that jurisdiction;

(j)   the Company is not doing and has not done business in or engaged in a material trade or business in any jurisdiction in which it would legally be required to file applicable Tax Returns where it has not filed such Tax Returns;

(k)   true, correct and complete copies of all Tax Returns filed by the Company during the past three years, which returns included ITV, and all material correspondence between the Company and a Governmental Body relating to such Tax Returns or Taxes due from the Company, have been made available to Buyer;

(l)   The Company has not made or rescinded any material election relating to Taxes, or, except as may be required by law, made any material change to any method of reporting income or deductions for Tax purposes, since the period covered by the last Tax Return described in Section 3.11(k);

(m)   there are no agreements, waivers or other arrangements providing for an extension of time with respect to the (i) filing of any Tax Returns of or with respect to the Company, or (ii) assessment or payment of any Tax owed by the Company;

(n)   the Company has not entered into any agreement or arrangement with any Governmental Body that requires the Company to take any action or to refrain from taking any action in order to secure Tax benefits, and the Company is not a party to any agreement with any Governmental Body relating to Taxes that would be terminated or adversely affected as a result of the Transaction;

(o)   the Company is not and has not previously been a member of any affiliated, consolidated, combined or unitary group of companies for Tax purposes or a party to any Tax sharing, allocation, or indemnity agreement or arrangement and has no obligation to indemnify or make a payment to any Person in respect of any Tax for any past, current or future period as a transferee or successor, by contract or otherwise;

(p)   no Shareholder is a “foreign person” as that term is used in Section 1.1445-2 of the Treasury Regulations;

(q)   the Company is not party to any contractual obligation nor has otherwise made any payment that could result in any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law) or that was or would not be deductible under Sections 162 or 404 of the Code in connection with the Transaction;

(r)   the Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax;

(s)  the Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code;

(t)  no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Body with or in respect of any of the Company;

(u)  the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, with respect to which a corresponding amount has previously accrued or been taken into account by the Company (including for purposes of the Financial Statements) as a result on or before the Closing Date of: (i) a change in accounting method; (ii) an agreement with any Governmental Body; (iii) the Company’s method of accounting for Tax purposes (including, without limitation, the use or application of the installment sale or open transaction method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash or accrual method of accounting); (iv) any prepaid amount received on or prior to the Closing Date; or (v) any election under Section 108(i) of the Code made on or prior to the Closing Date; and

(v)  the Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law) and has never (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Section 6707A(c)(l) of the Code and/or Treasury Regulations § 1.6011- 4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or(iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of former Treasury Regulations § 301.6112-1.

Section 3.12 Permits. Schedule 3.12 lists all material permits, licenses, certificates, authorizations and approvals granted by any Governmental Body and used or held by the Company or required in connection with the operation of the Business. The Company presently holds all such permits, licenses, certificates, authorizations and approvals required for the operation of the Business as it is presently conducted, the Company is not in default thereunder, and no condition exists that with notice or lapse of time or both would constitute a default thereunder.

Section 3.13 Contracts and Commitments.

(a)  Except as set forth on Schedule 3.13, the Company is not a party to any:

(i)  contract or agreement relating to the merger or consolidation with any Person, the direct or indirect purchase, sale, issuance or other acquisition or disposition of the stock or other equity interests of any Person, or the purchase, sale, lease, license or other transfer of substantially all of the assets of any Person;

(ii)   contract or agreement involving aggregate consideration in excess of $100,000 that is not cancellable without penalty on 30 days’ or less notice;

(iii)   collective bargaining agreement or contract with any labor union;

(iv)   contract or agreement with a Government Body;

(v)   joint venture, partnership or similar arrangements;

(vi)   contract or agreement for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum;

(vii)   contract between the Company and any Shareholder other than any employment or consulting agreement;

(viii)   contract, agreement or indenture creating or guarantying an obligation for borrowed money or mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets or properties;

(ix)   contract or agreement that provides for the indemnification of any Person or the assumption of any Tax, environmental or other liability or obligation of any Person;

(x)   contract or other arrangement to purchase or sell a stated portion of the requirements or outputs or that contain “take or pay” provisions;

(xi)   contract that grants to any Person the exclusive right to sell products or services within a specific territory or prohibits the Company from freely engaging in business anywhere in the world (other than confidentiality agreements entered into in the ordinary course of business); or

(xii)   contract or agreement involving aggregate consideration in excess of $100,000 that is material to the operation of the business in the ordinary course and is not previously disclosed pursuant to this Section 3.13.

(b)   Buyer has been given access to a true and correct copy of all written contracts listed on Schedule 3.13 (the “Material Contracts”), together with all amendments, waivers or other changes thereto.

(c)   Except as set forth on Schedule 3.13, (i) each Material Contract is the legal, valid obligation of the Company and, to the Company’s knowledge, each other Person party thereto, in full force and effect, and binding and enforceable against the Company and, to the Company’s knowledge, any other Person party thereto in accordance with its terms, (ii) neither the Company nor, to the Company’s knowledge, any other Person party to any Material Contract is in material breach or default thereunder and no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, acceleration of any obligation or modification of any Material Contract in any manner adverse to the Company, and (iii) no party has asserted in writing or has any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract.

Section 3.14 Intellectual Property.

(a)  Schedule 3.14(a) sets forth a list, as of the date hereof, of all (i) patents and patent applications, (ii) internet domain name registrations, web addresses, web pages, websites, social media accounts and URLs, (iii) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, and all registrations, renewals and applications relating thereto, (iv) works of authorship, expressions, designs and copyrights, including all registrations, renewals and applications, (v) inventions, discoveries, trade secrets, business and technical information and knowhow, and other confidential and proprietary information, and (vi) software and firmware, databases and data collections, in each case that are owned by the Company and material to the conduct of the Business (collectively, the “Intellectual Property”).

(b)  Except as set forth on Schedule 3.14(b):

(i)   the Company has all intellectual property rights necessary for the conduct of the Business as presently conducted;

(ii)   no royalty or other remuneration exceeding an annual fee of $50,000, is payable by the Company, with respect to any intellectual property rights of another Person;

(iii)   the Company is not currently infringing on any intellectual property rights of any other Person;

(iv)   to the Company’s knowledge, no other Person is currently infringing on the Intellectual Property;

(v)   the Company possesses all right, title and interest in and to each item of Intellectual Property, free and clear of any Lien;

(vi)   the Company has not granted any other Person a written license or any other written permission to copy, distribute or otherwise use any item of Intellectual Property; and

(vii)   there is not presently any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (that may be pending or threatened in writing) against the Company which challenges the validity or enforceability of any registered item of Intellectual Property or that alleges that the use of any item of Intellectual Property infringes on the intellectual property rights of another Person.

(c)  The Company takes reasonable precautions to prevent unauthorized disclosure of its trade secrets that are material to its business.

Section 3.15 Litigation. Except as set forth on Schedule 3.15, there are no suits or proceedings pending or, to the Company’s knowledge, overtly threatened against the Company, at law or in equity, or before or by any Governmental Body, which, if determined adversely to the Company, would have a Material Adverse Effect. The Company is not subject to any outstanding judgment, order or decree of any court or other Governmental Body.

Section 3.16 Employee Benefit Plans.

(a)   Except as listed on Schedule 3.16(a), neither the Company nor any Person that would be treated together with the Company as a “single employer” (within the meaning of Section 414 of Code) (each, an “ERISA Affiliate”) has maintained, sponsored, contributed to, or been required to contribute to, any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”), and “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”), whether or not tax-qualified and whether or not subject to ERISA, (the “Plans”) for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any ERISA Affiliate has or may have any liability or obligation.

(b)   With respect to each Plan, the Company has made available to Buyer accurate, current and complete copies of each of: (i) where the Plan has been reduced to writing, the plan document together with all amendments, (ii) where the Plan has not been reduced to writing, a written summary of all material plan terms, (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, as now in effect, (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Plan, (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service, (vi) in the case of any Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached, (vii) the most recent nondiscrimination tests performed under the Code, and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, or other Governmental Body relating to the Plan.

(c)   Each Plan complies in form and in operation in all material respects with the requirements of the Plan, the Code and ERISA.

(d)   Except as set forth on Schedule 3.16(d), (i) none of the Plans are subject to Title IV of ERISA or provide for medical or life insurance benefits to retired or former employees of the Company (other than as required under Section 4980B of the Code, or similar state law), and (ii) the Company is not a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

(e)  Each Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan. Nothing has occurred with respect to any Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliates to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Plan have been timely paid in accordance with the terms of such Plan and all applicable laws and regulations of Governmental Bodies and accounting principles, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

Section 3.17 Insurance. Schedule 3.17 lists (i) each insurance policy currently maintained by the Company, and (ii) all pending claims and the claims history since January 1, 2014. Except as set forth on Schedule 3.17, there are no claims pending as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All such insurance policies are in full force and effect. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All premiums due on such insurance policies have either been paid or, if not yet due, accrued on the Latest Balance Sheet. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy. All insurance policies will continue to be in full force and effect immediately after the Closing.

Section 3.18 Compliance with Laws. The Company is, and during all times since January 1, 2014 has been, in compliance in all material respects with all applicable laws and regulations of Governmental Bodies.

Section 3.19 Environmental Matters.

(a)  The Company is, and during all times since January 1, 2014 has been, in compliance in all material respects with all Environmental Laws and no facts, events, circumstances or conditions exist that could reasonably be expected to materially adversely affect the continued compliance with Environmental Laws or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws.

(b)   The Company is not subject to any outstanding judgment, order or decree of any court or other Governmental Body pursuant to any Environmental Laws. There are no suits or proceedings pending or, to the Company’s knowledge, overtly threatened against the Company, pursuant to Environmental Laws. The Company has not received: (i) written notice of an actual or alleged violation of Environmental Law or any claim for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resource damage or attorney fees under Environmental Law, or (ii) written request for information pursuant to Environmental Law.

(c)   The Company has obtained and is in material compliance with all authorizations, licenses and permits required under Environmental Law and necessary to carry on the Business as now conducted or the ownership, lease, operation or use of its properties and all such authorizations. All such authorizations, licenses and permits are in full force and effect. The Company has not received any written notice that any of such authorizations, licenses or permits will be revoked or that any pending application for the renewal of any authorization, license or permit will be protested or denied. To the knowledge of the Company, there is no condition, event or circumstance that, under Environmental Law, might prevent or impede the conduct of the Business or the ownership, lease, operation or use of the Company’s properties after the Closing.

(d)   None of the real property currently or formerly owned, leased or operated by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)   There has been no release of Hazardous Substances in contravention of Environmental Law with respect to the operation of the Business or any real property currently or formerly owned, leased or operated by the Company. The Company has not received written notice from any Person that the Business or the real property currently or formerly owned, leased or operated by the Company (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Substances which could reasonably be expected to result in a claim for a violation of Environmental Law or investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resource damage or attorney fees under Environmental Law.

(f)   The Company has not received written notice asserting an alleged liability or obligation under any Environmental Law with respect to investigatory, remedial, monitoring or restoration actions at any location where the Company transported or disposed or arranged for the transport or disposal of any Hazardous Substances, and, to the Company’s knowledge, there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice.

(g)   To the knowledge of the Company, there has been no exposure of any Person or property to Hazardous Substances in connection with Company or the Business that could reasonably be expected to form the basis of a claim for damages or compensation.

(h)   The Company has not retained or assumed by contract, operation of law, or otherwise, any liabilities or obligations of another Person under Environmental Law.

(i)  The Company has provided or otherwise made available to Buyer (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents in the possession or control of the Company with respect to the Business or any real property currently or formerly owned, leased or operated by the Company, and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

Section 3.20 Affiliated Transactions. No Shareholder, or any officer or director of the Company, or, to the Company’s knowledge, any individual in such Shareholder’s, or such officer’s or director’s immediate family, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company.

Section 3.21 Employment and Labor Matters.

(a)   The Company is not a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization, and no union, works council or labor organization is representing or purporting to represent any employee of the Company. To the Company’s knowledge, no labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(b)   There has never been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company.

(c)   The Company is, and at all times since January 1, 2014 has been, in compliance in all material respects with all applicable laws and regulations pertaining to employment and employment practices to the extent they relate to employees of the Company, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no proceedings against the Company pending, or to the Company’s knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable laws.

Section 3.22 Customers and Suppliers. Schedule 3.22 sets forth a list of ten (10) largest customers and the ten (10) largest suppliers of the Company, in each case as measured by the dollar amount of purchases therefrom or thereby, during (i) the fiscal year ended December 31, 2015, (ii) the fiscal year ended December 31, 2016, and (iii) the twelve-months ended as of the date of the Latest Balance Sheet. No such customer or supplier has notified the Company in writing, or to the Company’s knowledge otherwise, that it intends to terminate or materially reduce its business with the Company or change in any significant adverse manner the material terms on which such customer or supplier conducts business with the Company.

Section 3.23 Brokerage. Except as set forth on Schedule 3.23, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction based on any arrangement or agreement made by or on behalf of the Company.

Section 3.24 Certain Payments.

(a)   The Company is, and during all times since January 1, 2014 has been, in compliance with (i) the obligations and requirements of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including the anti-bribery provisions and the accounting and record-keeping requirements set forth in the FCPA; (ii) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions; and (iii) all other similar or equivalent anti-corruption or anti-bribery laws of any jurisdiction applicable to the Company (whether by virtue of the Company’s jurisdiction of organization or conduct of its business) (clauses (i), (ii) and (iii) collectively, “Anti-Corruption Laws”).

(b)   Neither the Company nor any Shareholder, nor any Person acting for or on behalf of the Company has, at any time since January 1, 2014:

(i)   made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, (A) to (1) any “foreign official” (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign Governmental Body, or (2) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Body, in the case of both clause (1) and (2) above, in order to assist the Company to obtain or retain business for, or direct business to, the Company under circumstances which could reasonably be expected to subject the Company to liability under any Anti-Corruption Law or (B) that is otherwise illegal or improper under any Anti-Corruption Law; or

(ii)   made any fraudulent entry on the books or records of the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION COMPANY

Buyer and Acquisition Company jointly and severally represent and warrant to the Shareholders and the Company as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Power.

(a)   Buyer is a Nevada corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada, with full corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

(b)   Acquisition Company is a Florida corporation duly organized, validly existing and in good standing under the laws of the state of Florida, with full organizational power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

Section 4.2 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Buyer and Acquisition Company and the consummation of the Transaction and the Merger have been duly and validly authorized by all requisite entity action on the part of Buyer and Acquisition Company, and no other proceedings on Buyer’s or Acquisition Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party. Assuming that each of this Agreement and the other Transaction Documents to which it is a party is a valid and binding obligation of the Company and the Shareholders Representative, this Agreement and each such other Transaction Document constitutes a valid and binding obligation of Buyer and Acquisition Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.3 No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Buyer and Acquisition Company and the consummation of the Transaction do not conflict with or result in any breach of, constitute a default under (with or without notice or lapse of time or both), result in a violation of, or result in the creation of any Lien upon any assets of Buyer or Acquisition Company pursuant to (i) the provisions of Buyer’s or Acquisition Company’s organizational documents, (ii) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer or Acquisition Company is bound, or (iii) any law, statute, rule or regulation, order, judgment or decree to which Buyer or Acquisition Company is subject. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Buyer and Acquisition Company and the consummation of the Transaction do not require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under (i) the provisions of Buyer’s or Acquisition Company’s organizational documents, (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer or Acquisition Company is bound, or (iii) any law, statute, rule or regulation, order, judgment or decree to which Buyer or Acquisition Company is subject.

Section 4.4 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer or Acquisition Company, at law or in equity, or before or by any Governmental Body, which would adversely affect Buyer’s or Acquisition Company performance under this Agreement or the consummation of the Transaction. Neither Buyer nor Acquisition Company is subject to any outstanding judgment, order or decree of any court or other Governmental Body.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction based on any arrangement or agreement made by or on behalf of Buyer or Acquisition Company.

Section 4.6 Financial Ability. Buyer has, or will have on the Closing Date, sufficient immediately available funds in cash to pay the Purchase Price and all fees and expenses to be paid by Buyer. After giving effect to the consummation of the Transaction, Buyer will have the financial resources and ability to pay and discharge its debts as they become due. Schedule 4.6 attached hereto contains evidence satisfactory to the Sellers of the amount of Buyer’s Cash on Hand and financing commitments in amounts sufficient to cover the Purchase Price at Closing.

ARTICLE V.
COVENANTS

Section 5.1 Filing of Certificate of Merger. Buyer shall file or cause to be filed the Certificate of Merger immediately following the Closing and shall take all actions reasonably necessary to cause the Merger to be effective as of the Closing Date.

Section 5.2 Conduct of Business Prior to Closing. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, except (i) as expressly contemplated hereunder (including in connection with the Relocation), (ii) as required by law, (iii) if the Buyer shall have consented in advance in writing or (iv) as set forth on Schedule 5.2, the Company shall (and shall cause each of its Subsidiaries to) conduct the Business of the Company in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve the goodwill and organization of its business and the relationships with customers, suppliers, vendors, officers, employees, consultants and other Persons having business relations with the Company and its Subsidiaries, and the Company shall not, and shall cause each of its Subsidiaries not to:

(a)   issue, sell or deliver any capital stock or issue or sell any securities convertible, exercisable or exchangeable into, or options with respect to, or warrants to purchase or rights to subscribe for, any capital stock, or stock appreciation, phantom stock, profit participation or similar rights, or any notes, bond or debt securities;

(b)   effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

(c)   amend its certificate or articles of incorporation or bylaws (or equivalent organizational documents);

(d)   make any redemption or purchase of any equity interests, including the Shares unless such redemption or purchase of the equity interests is part of a distribution of the Remainder Cash at or immediately prior to Closing;

(e) sell, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any Lien, except Permitted Liens, charge or otherwise encumber all or any portion of its assets, other than sales, assignments and transfers of assets in the ordinary course;

(f) make any capital investment in, or any capital contribution or loan or advance to, or guaranty for the benefit of, any other Person;

(g) without Buyer’s consent, make any capital expenditures or commitments therefor other than those amounts up to $250,000 set forth on Schedule 5.2 in connection with or in anticipation of the Relocation (it being understood that the amounts set forth with respect to each expenditure or commitment on Schedule 5.2 are estimates only and actual incurrences or commitments may vary provided that the total of them all does not exceed $250,000 or such other amount as may be agreed to by Buyer);

(h) make any loan to, or enter into any other transaction with, any directors, or officers or employees, other than immaterial loans or transactions made or entered into in the outside the ordinary course of business consistent with past practice;

(i) without Buyer’s consent, incur any Indebtedness other than those amounts up to $250,000 set forth on Schedule 5.2 that are in connection with or in anticipation of the Relocation (it being understood that the amounts set forth with respect to each item of Indebtedness on Schedule 5.2 are estimates only and actual incurrences may vary provided that the total of them all does not exceed $250,000 or such other amount as may be agreed to by Buyer);

(j) enter into any real property Lease, without the prior written consent of Buyer;

(k) make or grant any bonus or any wage or salary increase to any director, officer, employee or group of employees, other than in the ordinary course for employees whose base salary, individually, is less than $100,000, or make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employment agreement, employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement or enter into, amend or terminate any collective bargaining agreement or other employment agreement;

(l) implement any employee layoffs that would require notice to employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law;

(m) compromise or settle any material claim having an amount in controversy in excess of $100,000;

(n) undertake or fail to undertake any action that, with the delivery of notice, the passage of time or both, would result in a material breach or default under any Leased Real Property lease;

(o) terminate early or materially modify or amend any Material Contract, or enter into any agreement that, if existing prior to the date of this Agreement, would be a Material Contract;

(p) make any change in any accounting policies or principles (except as required by a change in GAAP or applicable law), or make or change any Tax election, change any annual accounting period, adopt or change any accounting method (except as required by a change in GAAP or applicable law), file any amended Tax Return, enter into any "closing agreement" as described in Section 7121 of the Code with respect to Taxes, settle any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, except any such extension or waiver made in the ordinary course and with respect to a Tax other than income Tax; or

(q) hire any officers or employees having a base salary in excess of $75,000 or terminate the services of any existing officers or existing employees having a base salary in excess of $75,000, other than for cause.

Without limiting the scope of covenants of the Company set forth in this Section 5.2, the parties acknowledge and agree that (y) nothing contained in this Section 5.2 is intended to give the Buyer, directly or indirectly, the right to direct the control or operations of the Company or any of its Subsidiaries prior to the Closing and (z) prior to the Closing, subject to this Section 5.2, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of it and its Subsidiaries.

Section 5.3 Access and Audits. From the date hereof until the Closing, the Company shall afford Buyer and its authorized agents the right to inspect and audit the books and records of the Company and to consult with those directors, officers, key employees that have knowledge of the transaction contemplated by this Agreement, attorneys, auditors and accountants of the Company, as the Company shall approve upon request by Buyer, such approval not to be unreasonably withheld, concerning customary due diligence matters. Such inspections and audits may include review and examination of the Company’s books and records of account, Tax records, records of corporate proceedings, contracts, trademarks, governmental consents, and other business activities and matters relating to the Transaction contemplated by this Agreement. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.3. In addition to the foregoing, Buyer has commenced, at its own expense, to conduct audits of the fiscal year 2015 and 2016 financial statements of the Company in anticipation of Securities and Exchange Commission filing requirements relative to Buyer having acquired the Company in the manner described in this Agreement. In this regard, the Company agrees to provide reasonable assistance and cooperation until the Closing to the auditors selected by the Buyer in providing to them as promptly as reasonably practicable upon their request, the following (which is just a sample and not exclusive):

(a)	Bank statements and bank reconciliations;

(b)	Copies of invoices to customers selected by the auditors (anticipated to be approximately 75-100 per year), copies of evidence of payment received and supporting documentation;

(c)	Copies of invoices from vendors selected by the auditors (anticipated to be approximately 75-100 per year), copies of evidence of payments made and supporting documentation;

(d)	Copies of all promissory notes payable to the Company, copies of evidence of funds received, including bank statements, by the Company;

(e)	Copies of all lease agreements and subsequent renewals;

(f)	Copies of invoices relating to the purchase of property, plant and equipment in excess of $10,000 per item or such other amount as may be mutually agreed upon and copies of payments made and supporting documentation in connection with such purchases of PP&E;

(g)	Copies of all employment agreements, lists of employee original hire dates, proof of any salary increases, payroll reconciliations, proof of annual and quarterly payroll tax payments, etc.;

(h)	Information relating to Federal, state, local, FCC and other telecom taxes, including evidence of payments submitted monthly, quarterly or annually, and regarding the calculation for any accrued and or deferred taxes; and

(i)	Requests for onsite visit/ audits, including making Company staff available to discuss the procedures and controls in place and provide any information requested relating thereto.

In the event the Transaction is not consummated for any reason, Buyer shall (and shall cause its representatives (including auditors) to) promptly, upon request of the Company, return all such documents as it may have obtained in its due diligence review, and any and all copies of such documents.

Section 5.4 Company Notification of Certain Matters. Except as prohibited by law, the Company shall promptly notify Buyer in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect. Upon delivery of such notice, the Company shall supplement or amend the Disclosure Schedules hereto with respect to any such matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.2 with respect to such matter.

Section 5.5 Buyer Notification of Certain Matters. Except as prohibited by law, the Buyer shall promptly notify Company and the Shareholders Representative in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Buyer in this Agreement or which could have the effect of making any representation or warranty of the Buyer in this Agreement untrue or incorrect in any material respect. Upon delivery of such notice, the Buyer shall supplement or amend the Disclosure Schedules hereto with respect to any such matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.3 have been satisfied; provided, however, that if Company has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Company shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.3 with respect to such matter.

Section 5.6 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.6 shall nonetheless continue in full force and effect.

Section 5.7 Indemnification of Former Officers and Directors.

(a) For six years after the Closing, the Company, and its successors and assigns, shall abide by and agrees to be bound by the indemnification provisions set forth in the Articles of Incorporation, and the bylaws of the Company as in effect immediately prior to the Closing (a copy of which is attached hereto marked Exhibit H), with respect to the indemnification of officers and directors of the Company prior to the Closing (each, a “D&O Indemnified Person”) for any act or omission existing or occurring at or prior to the Closing including any act or omission relating to this Agreement or the Transaction or any other Transaction Document.

(b) If the Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company (or acquirer of such assets), as the case may be, shall assume all of the obligations of the surviving entity set forth in this Section 5.7.

(c) At the Closing, the Company shall obtain, maintain and fully pay for irrevocable “discovery/runoff” insurance under the Company’s current D&O policy or such other “tail” insurance policy reasonably acceptable to the Buyer naming the D&O Indemnified Persons as direct beneficiaries, with a claims period of at least six (6) years from the Closing Date, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and in an amount and scope at least as favorable as the Company’s existing policies, with respect to matters existing or occurring at or prior to the Closing Date; provided, however, that the costs to obtain such “discovery/runoff” or tail” insurance policy shall be included in “Company Closing Expenses” hereunder and thereby indirectly borne by the Shareholders. The Company shall not cancel or change such insurance policies in any respect.

(d) The provisions of this Section 5.7 shall survive the consummation of the Transaction and are expressly intended to benefit each of the D&O Indemnified Persons.

Section 5.8 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Body or the staff or regulators of any Governmental Body, in connection with the Transaction (but, for the avoidance of doubt, not including any interactions between the Company and the Governmental Bodies in the ordinary course of business, any disclosure which is not permitted by law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Body or the staff or regulators of any Governmental Body, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) The parties shall use commercially reasonable efforts to give all notices to, and obtain all consents or waivers from, all third parties that are described in Schedule 3.4(b) of the Disclosure Schedules; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.9 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing Conditions.

Section 5.10 Tax Matters.

(a) Tax Returns. The preparation and filing of all Tax Returns by or on behalf of Company shall be governed by the following provisions of this Section 5.10(a):

(i) The Company shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns of Company that are filed on or before the Closing Date. Any such Tax Returns shall be prepared in a manner consistent in all material respects with prior Tax Returns of Company except as otherwise required by law.

(ii) Except as provided in Section 5.9(a)(i), Buyer shall prepare, or cause to be prepared, and timely file, or caused to be filed, all Tax Returns of Company for all Pre-Closing Tax Periods and Straddle Periods that are filed or required to be filed after the Closing Date. Any such Tax Returns shall be prepared in a manner consistent in all material respects with prior Tax Returns of Company except as otherwise required by law. Reasonably in advance of filing any such Tax Return, but no later than 30 days prior to the due date (including extensions thereof) (“Due Date”) for the filing of any such Tax Returns that constitute Income Tax Returns, Buyer shall submit, or cause to be submitted, to Shareholders Representative for review, comment, and approval (such approval not to be unreasonably withheld, conditioned, or delayed) a draft of such Tax Return. Buyer shall provide Shareholders Representative with copies of all backup documentation and work papers supporting the preparation of such draft Tax Returns as Shareholders Representative may reasonably request. Shareholders Representative shall have 15 days following the date of delivery of the draft Tax Return to notify Buyer in writing of either (A) any objection to such draft Tax Return or (B) Shareholders Representative’s approval of the draft Tax Return. If Shareholders Representative fails to provide written notice to Buyer within such fifteen-day time period, Shareholders Representative shall be conclusively treated as having approved of such Tax Return for all purposes hereunder. In the event Shareholders Representative timely notifies Buyer of any objection with respect to a draft Tax Return (“Tax Objection Notice”), Buyer shall consider in good faith Shareholders Representative’s comments to such draft Tax Return. Buyer and Shareholders Representative shall attempt in good faith to resolve all disputed items and amounts. If Buyer and Shareholders Representative are unable to resolve any disagreement within 30 days of Buyer’s receipt of the Tax Objection Notice, the unresolved disputes shall be referred to the Dispute Resolution Firm for resolution in accordance with Section 5.9(a)(iii); provided, however, that in the event that any disputed items cannot be resolved by the Due Date for filing the applicable Tax Return, the applicable Tax Return shall be filed by such Due Date reflecting Buyer’s position with respect to such disputed items and shall, if necessary, be amended promptly after resolution of the dispute to reflect such resolution. Buyer shall deliver to Shareholders Representative a complete and accurate copy of each such Tax Return prepared and filed by Buyer pursuant to this Section 5.9(a)(ii) within 15 days of filing.

(iii) Buyer and Shareholders Representative shall use commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all remaining disagreements identified in any Tax Objection Notice as soon as practicable, but in any event shall direct the Dispute Resolution Firm to render a written determination within 60 days after its retention. The Dispute Resolution Firm shall consider only those items and amounts (and any substantiating documentation from Buyer and Shareholders Representative in connection therewith) that are identified as the items in dispute. In resolving any disputed item, the parties will direct the Dispute Resolution Firm not to assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Dispute Resolution Firm’s determination of the disputed items shall be made based solely on substantiating documentation submitted by Buyer and Shareholders Representative (i.e., not on independent review), the applicable definitions set forth herein, and an analysis that is consistent with and in accordance with the methodologies and principles contemplated herein. The determination of the Dispute Resolution Firm shall be conclusive and binding upon Buyer and Shareholders, and shall not be subject to appeal or further review absent manifest error. The parties shall promptly comply with all reasonable requests by the Dispute Resolution Firm for information, books, records and similar items. The costs and expenses of the Dispute Resolution Firm shall be borne by Buyer, on the one hand, and the Shareholders Representative (on behalf of the Shareholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims a deduction is $1,000 less than the amount determined by Shareholders Representative, and Shareholders Representative contests only $500 of the amount claimed by Buyer, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm attributable to such item will be allocated 60% (i.e., 300 ÷ 500) to Shareholders Representative (on behalf of the Shareholders) and 40% (i.e., 200 ÷ 500) to Buyer.

(iv) Buyer shall timely pay or cause to be paid to the appropriate Governmental Body an amount equal to the total liability for Taxes shown to be due and payable on any Tax Return to be filed pursuant to this Section 5.9(a). In connection with the filing of any such Tax Return by Buyer, Shareholders Representative (on behalf of the Shareholders) shall pay to Buyer or cause to paid to Buyer an amount equal to the portion of the total liability for Taxes shown to be due and payable on the Tax Return that constitutes Shareholder Taxes within 15 days after receiving notice from Buyer that payment of such Taxes has either been made or will be made by Buyer or Company (but in no event any sooner than two Business Days prior to the Due Date for such Tax Return, except as Shareholders Representative (on behalf of the Shareholders) otherwise decides in his sole discretion).

(v) For the avoidance of doubt, any Company Closing Expenses or other compensation expense deduction resulting from, or attributable to, the sale, exchange or other disposition of options or shares of stock of Company pursuant to this Agreement shall be deemed to occur on the Closing Date such that such compensation expense deduction shall be utilized in the computation of Taxes attributable to the Pre-Closing Tax Period (or otherwise shall inure to the benefit of the Shareholders).

(vi) Prior to the Merger, unless otherwise required by applicable law, Company will not file or cause to be filed any amended Tax Returns for any Pre-Closing Tax Period without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned, or delayed. After the Merger, unless otherwise required by applicable law, Buyer will not file or cause or allow to be filed any amended Tax Returns for Company for any Pre-Closing Tax Period or Straddle Period without the prior written consent of Shareholders Representative, which consent will not be unreasonably withheld, conditioned, or delayed.

(b) Refunds and Credits. Any refund of Taxes received by Buyer or Company (or any of their respective Affiliates), and any amounts credited against Taxes to which Buyer or Company (or any of their respective Affiliates) become entitled, after the Closing Date (whether pursuant to Section 5.9(a)(vi) or otherwise) (i) that relate to any Shareholder Taxes for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date shall be solely for the accounts of the Shareholders and shall be promptly (but not more than 15 days after receipt) paid by Buyer to the Shareholders Representative (on behalf of the Shareholders) and (ii) that relates to any Taxes for any taxable period or the portion of any Straddle Period commencing after the Closing Date shall be solely for the account of Buyer (and neither the Shareholders nor any of their Affiliates at such time shall have any interest therein), except in each case to the extent that such refund or credit was taken into account directly or indirectly for purposes of determining the final Purchase Price (as determined under Section 2.5). For the avoidance of doubt, the provisions of this Section 5.9(b) shall not apply to any amount that arises as the result of a carryback of a loss or other Tax benefit from a Tax period beginning after the Closing Date.

(c) Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

(d) No Section 338 Election. None of Buyer, Acquisition Company, the Company or any of their Affiliates shall make any election under Section 338 of the Code (or any similar provision under state, local or foreign law) with respect to the Transaction.

Section 5.11 No Solicitation. The Company shall, and shall cause the Shareholders to, immediately terminate any negotiations and/or marketing efforts, if any, with Persons other than the Buyer in regard to any Alternative Transaction. The Company shall not, and shall cause the Shareholders not to, solicit or initiate the submissions of indications of interest, proposals or offers from, or discuss or negotiate with any Person relating to any Alternative Transaction. The Company shall not, and shall cause the Shareholders not to, furnish to any other Person any information with respect to the Company that could be used for the purposes described in this Section 5.11. The Company shall promptly notify Buyer of any acquisition proposal received by the Company and shall provide Buyer a copy (to the extent written) or description (to the extent made) of such acquisition proposal; provided, however, the identity of any other parties interested in pursuing an acquisition of the Company may be redacted.

Section 5.12 Requisite Stockholder Approval. Following the execution and delivery of this Agreement by the parties hereto, the Company shall cause the Requisite Shareholders to execute and deliver to the Company a written consent or minutes of a shareholders meeting approving the Merger and the Transaction, and adopting this Agreement.

Section 5.13 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transaction.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Requisite Shareholders of the Company shall have duly approved this Agreement, the Merger and the Transaction in accordance with the FBCA.

(b) No action, demand, arbitration, audit, inquiry, hearing, notice of violation, investigation, litigation, citation, summons, subpoena or suit of any nature (whether civil, criminal, administrative, regulatory, investigative, or informal), whether at law or in equity, of any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the Transaction shall be pending or threatened.

(c) No Governmental Body shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation, determination or award which is in effect and has the effect of making the Transaction illegal, otherwise restraining or prohibiting consummation of the Transaction or causing the Transaction to be rescinded following completion thereof.

(d) Other than filing the Certificate of Merger with the Secretary of State of the State of Florida, all governmental consents and approvals will have been obtained or provided, other than such governmental consents and approvals (a) as Buyer and Company agree Company will not seek to obtain, or (b) the failure of which to obtain would not result, or reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in ARTICLE III (other than the Company Fundamental Representations) shall be true and correct in all respects (without giving effect to any “materiality” and “Material Adverse Effect” qualifiers therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect. The Company Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those Company Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 6.2(a) and (b) has been satisfied.

(d) Unless otherwise waived by the Buyer, the Company shall have received all consents, authorizations, orders and approvals referred to in Schedule 3.4(b), in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions or minutes of a special meeting, or action by written consent, adopted by the board of directors and the Shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions or minutes are in full force and effect and are all the resolutions adopted in connection with the Transaction.

(f) The Company shall have delivered copies of the (i) audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2014 and 2015, in each case including ITV, (ii) unaudited carve-out financial statements of the Company as of and for the fiscal years ended December 31, 2015 and 2016, in each case excluding ITV, and (iii) monthly financial statements of the Company, in form reasonably satisfactory to Buyer, for each month subsequent to December 2016 through and including the most recent calendar month ending no later than thirty (30) days prior to the Closing, or such other date agreed upon between the Company and Buyer.

(g) The Company shall have delivered copies of the federal income Tax Return of the Company, including ITV, for the fiscal year ended December 31, 2015.

(h) The Company shall have not less than $250,000 Cash on Hand, which shall be retained by the Company.

(i) The Company shall have delivered each of the other items required to be delivered by it at the Closing pursuant to Section 2.2.

(j) There shall not have occurred a Material Adverse Effect.

(k) No more than 10% of the total outstanding Shares of the Company shall be Dissenting Shares; none of which shall be held by any of Josh Reel, Steven Jones, Randall Henderson, Tad Yeatter and Stuart Conrad or any of their Affiliates, or any other Shareholder that collectively with their respective Affiliates holds ten percent (10%) or more of the outstanding Shares of the Company immediately prior to execution of this Agreement or the Closing.

Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Transaction shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE IV (other than the Buyer Fundamental Representations) shall be true and correct in all respects (without giving effect to any “materiality” qualifiers therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the Transactions contemplated hereby. The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those Buyer Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and (b) have been satisfied.

(d) Buyer shall have delivered each of the other items required to be delivered by it at the Closing pursuant to Section 2.3.

ARTICLE VII.

INDEMNIFICATION

Section 7.1 Survival. The representations and warranties contained in ARTICLE III, and ARTICLE IV shall survive the Closing and shall terminate on the following dates:

(a) with respect to Section 3.1 (Organization and Corporate Power), Section 3.3 (Authorization; Valid and Binding Agreement), Section 3.5 (Capital Stock), Section 3.9 (Title to Properties), Section 3.11 (Tax Matters) and Section 3.23 (Brokerage) (collectively the “Company Fundamental Representations”), Section 4.1 (Organization and Power), Section 4.2 (Authorization; Valid and Binding Agreement) and Section 4.5 (Brokerage) (collectively, the “Buyer Fundamental Representations”), such representations and warranties shall survive until the sixtieth (60th) day following the expiration of their respective statute of limitations (the “Fundamental Representations Expiration Date”); and

(b) with respect to all other representations and warranties, such representations and warranties shall survive for twenty-four (24) months after the Closing Date (the “General Representations Expiration Date”).

All covenants and agreements of the Company, the Shareholders and Buyer contained in this Agreement that are to be performed in whole or in part after the Closing Date shall survive in accordance with their respective terms.

Section 7.2 Indemnification of Buyer. From and after the Closing (but subject to the provisions of this ARTICLE VII), Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) shall be indemnified by the Shareholders, severally and not jointly (and limited to the amount of their respective Distributable Net Purchase Price amount and, to the extent applicable, to a maximum of the indemnity Cap and any amounts of such Loss funded by the Indemnity Escrow or the Shareholders Representative), in respect of any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable costs of investigation and defense and reasonable accountants’, experts’ and attorneys’ fees and expenses) (individually, a “Loss” and collectively, “Losses”), whether or not involving a third party claim, suffered or incurred by the Buyer Indemnitees to the extent such Loss results from or arises out of:

(a) a breach of any representation or warranty of the Company contained in ARTICLE III of this Agreement (other than the Company Fundamental Representations);

(b) a breach of any Company Fundamental Representation;

(c) any Company Closing Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted in the determination of the Purchase Price;

(d) a breach of any covenant or agreement by the Company contained in this Agreement requiring performance by the Company at or before the Closing;

(e) Shareholder Taxes to the extent not deducted in the determination of the Purchase Price; and

(f) the litigation described in Schedule 3.15 but only to the extent a claim for indemnification for Losses resulting or arising from such litigation is made prior to the General Representations Expiration Date.

Section 7.3 Indemnification of the Shareholders. From and after the Closing (but subject to the provisions of this ARTICLE VII), Buyer shall indemnify the Shareholders and their respective Affiliates, officers, directors, employees and agents (the “Shareholder Indemnitees”) against and hold them harmless from any Losses suffered or incurred by the Shareholder Indemnitees to the extent arising from or relating to:

(a) a breach of any representation or warranty of Buyer contained in this Agreement (other than Buyer Fundamental Representations);

(b) a breach of any Buyer Fundamental Representation;

(c) a breach of any covenant or agreement by Buyer contained in this Agreement requiring performance by Buyer or the Company after the Closing; and

(d) for actions taken by Buyer, Acquisition Company or the Company after the Closing.

Section 7.4 Certain Limitations.

(a) Notwithstanding anything to the contrary set forth in this Agreement, even if an Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to Section 7.2(a) or 7.2(f), such Indemnitee shall not be entitled to indemnification for a Loss pursuant to such Section except to the extent the aggregate amount of all Losses eligible for indemnification pursuant to Section 7.2(a) and Section 7.2(f) exceeds on a cumulative basis an amount equal to $15,000 (the “Deductible”), but then only to the extent such Losses exceed the Deductible. Notwithstanding the foregoing, the parties agree that there shall be no deductible for any expenses incurred related to the PAL litigation as is more fully described in Schedule 3.15. No Buyer Indemnitee shall be entitled to any indemnification pursuant to Section 7.2 in excess of, in the aggregate, at any time an amount equal to $400,000 (the “Cap”), and no Buyer Indemnitee shall be entitled to any indemnification pursuant to this Agreement from an individual Shareholder in excess of the actual consideration received by such Shareholder pursuant to this Agreement. The Deductible and Cap limitation provided for in this Section 7.4(a) shall not be applicable to any claims for indemnification of a Buyer Indemnitee (i) provided for in Section 7.2(b), (c) and (e), (ii) provided for in Section 7.2(d) arising solely from a breach of Sections 5.2(g), (i) or (j), and (iii) arising from any claims for fraud or willful misrepresentation. All payments under this ARTICLE VII shall be treated by the parties as an adjustment to the proceeds received by the applicable Shareholder pursuant to Section 2.4 and Section 2.5.

(b) For purposes of this ARTICLE VII, any Loss related thereto shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c) Notwithstanding anything to the contrary in this Agreement, no Shareholder shall be liable for any Loss arising out of breach by any other Shareholder of any representations and warranties or failure by such Shareholder to perform any covenant specific to such Shareholder or the fraud of such other Shareholder.

(d) The Buyer Indemnitees shall not be entitled to recover any Losses relating to any matter arising under any provision of this Agreement to the extent that a Buyer Indemnitee has already recovered Losses with respect to such matter under other provisions of this Agreement.

Section 7.5 Expiration of Claims. The ability of any Person to receive indemnification under Section 7.2 or Section 7.3, shall terminate on the applicable survival termination date (as set forth in Section 7.1), unless such Person shall have incurred a Loss prior to such survival termination date and made a claim for indemnification pursuant to Section 7.2 or Section 7.3, as applicable, prior to such survival termination date. If a Person has made a claim for indemnification pursuant to Section 7.2 or Section 7.3 prior to such survival termination date, then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 7.1.

Section 7.6 Procedures Relating to Indemnification for Third Party Claims.

(a) In order for a Person to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), in respect of a claim or demand made against the Claiming Party by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), such Claiming Party must notify the Person that is or may be required to provide indemnification hereunder (the “Defending Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible but in any event within 15 days after receipt by such Claiming Party of notice of the Third-Party Claim (or within such shorter time as may be necessary to give the Defending Party a reasonable opportunity to respond to and defend such Third-Party Claim), and include with such notice complete copies of all correspondence and documentation received from and/or sent to the Third-Party as of the date on which such notice is delivered to the Defending Party; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been materially prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Defending Party, within five (5) Business Days after the Claiming Party’s receipt or delivery thereof, copies of all notices, correspondence and documents (including court papers) received or delivered by the Claiming Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against a Claiming Party, the Defending Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (subject to a reservation of rights) with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party. Should a Defending Party so elect to assume the defense of a Third-Party Claim, the Defending Party shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof. If the Defending Party assumes such defense, the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense. The Defending Party shall be liable for the reasonable fees and expenses of counsel employed by the Claiming Party for any period during which the Defending Party has not assumed the defense thereof and shall pay all of the reasonable fees and expenses of a separate counsel for the Claiming Party if the Defending Party has reasonably determined, based upon advice of counsel, that there exists a material conflict of interest between the Claiming Party and the Defending Party. If the Defending Party chooses to defend any Third-Party Claim, then all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Defending Party shall have assumed the defense of a Third-Party Claim, the Claiming Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Defending Party.

(c) Notwithstanding the foregoing, the Defending Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Claiming Party) and shall pay the reasonable fees and expenses of counsel retained by the Claiming Party if (1) the claim for indemnification relates to or arises in connection with any criminal claim; (2) the claim seeks an injunction or equitable relief against the Claiming Party; (3) the Claiming Party has been advised by counsel that a conflict of interest between the Claiming Party and the Defending Party exists; (4) upon petition by the Claiming Party, the appropriate court rules that the Defending Party failed or is failing to prosecute or defend such claim in good faith; or (5) the Claiming Party reasonably believes that the Losses relating to the Third-Party Claim would exceed the maximum amount that the Claiming Party could then be entitled to recover for such claim under the applicable provisions of ARTICLE VII; provided if the reason that the Claiming Party assumes control of the proceeding is (3) or (5), then the counsel chosen by the Claiming Party to defend the claim must be reasonably acceptable to the Defending Party.

(d) If the Defending Party shall control the defense of any such claim, the Defending Party shall obtain the prior written consent of the Claiming Party before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Claiming Party or if such settlement does not expressly and unconditionally release the Claiming Party from all liabilities (monetary or otherwise) with respect to such claim, with prejudice.

(e) If the Claiming Party shall control the defense due to any of the occurrences described above with respect to any Third-Party Claim, the Claiming Party may not settle or compromise any Third-Party Claim or consent to the entry of any judgment in favor of any third party with respect to which indemnification is being sought hereunder without the prior written consent of the Shareholders Representative, acting on behalf of the Shareholders, such consent not to be unreasonably withheld, conditioned or delayed.

(f) For the avoidance of doubt, the Buyer agrees that, if the Defending Party is the Shareholders (acting through the Shareholders Representative) and the Shareholders have assumed the defense of any Third-Party Claim, including the PAL litigation as more fully described on Schedule 3.15, all or some of the out-of-pocket costs and expenses payable for investigating, analyzing and defending any such Third Party Claim, including any payments made to Josh Reel after his employment with the Company has terminated, may, at the option of the Shareholders Representative, be funded directly by the amounts in the Indemnity Escrow Account as such costs and expenses are incurred.

Section 7.7 Procedure for Indemnification for Inter-Party Claims. In the event that a Claiming Party determines that it has a claim for Losses against a Defending Party hereunder (other than as a result of a Third-Party Claim), the Claiming Party shall promptly give written notice thereof to the Defending Party, specifying the amount (or estimate) of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto; provided that the failure of the Claiming Party to so notify the Defending Party shall not relieve the Defending Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Defending Party. The Claiming Party shall provide the Defending Party with reasonable access to the relevant books and records of the Claiming Party (and, if Buyer is the Defending Party, the Company’s books and records) during normal business hours for the purpose of allowing the Defending Party a reasonable opportunity to verify any such claim for Losses. The Defending Party shall notify the Claiming Party within forty five (45) days following its receipt of such notice and granting of such access if the Defending Party disputes its liability to the Claiming Party under this ARTICLE VII. If the Defending Party does not so notify the Claiming Party, the claim specified by the Claiming Party in such notice shall be conclusively deemed to be a liability of the Defending Party under this ARTICLE VII, and the Defending Party shall pay the amount of such liability to the Claiming Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Defending Party has timely disputed its liability with respect to such claim as provided above, the Defending Party and the Claiming Party shall negotiate in good faith to resolve such dispute.

Section 7.8 Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. In the event that a Defending Party makes any payment to a Claiming Party for indemnification for which the Claiming Party could have collected on a claim against another Person (including under any contract and any insurance claims), the Defending Party shall be entitled to pursue claims and conduct litigation on behalf of the Claiming Party and any of its successors to pursue and collect on any indemnification or other remedy available to the Claiming Party thereunder with respect to such claim and generally to be subrogated to the rights of the Claiming Party. Except pursuant to a settlement agreed to by the Defending Party, the Claiming Party shall not waive or release any contractual right to recover from another Person any loss subject to indemnification hereby without the prior written consent of the Defending Party. The Claiming Party shall, and shall cause its Affiliates (including the Company) to, cooperate with the Defending Party, at the Defending Party’s expense, with respect to any such effort to pursue and collect with respect thereto.

Section 7.9 Determination of Loss Amount.

(a) Losses for breaches of representations and warranties contained in this Agreement shall be net of any insurance proceeds or third-party payments realized by and paid to the Claiming Party. The Claiming Party shall seek full recovery under all insurance policies and third-party payments covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Claiming Party with respect to any Loss for which any such Claiming Party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Defending Party.

(b) In no event shall any Person be entitled to recover or make a claim for any amounts in respect of special, consequential or punitive damages, except in the case of fraud, criminal activity or willful misconduct in connection with this Agreement or to the extent actually awarded to a Governmental Body or in a Third-Party Claim. In addition, in no event shall a Defending Party be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable law as determined by a court or pursuant to an administration rule-making decision, in each case occurring after the Closing.

(c) No Buyer Indemnitee shall be entitled to any indemnification under this ARTICLE VII to the extent (i) such matter was taken into account in determining the Purchase Price pursuant to Section 2.5, or (ii) such matter was reserved for in the Financial Statements.

Section 7.10 Payment of Losses.

(a) No later than five (5) Business Days following the final determination of the amount of any Losses payable to any Buyer Indemnitee in accordance with Section 7.2 or this ARTICLE VII, the Company shall direct the Escrow Agent to release to Buyer, from the Indemnity Escrow Account, the lesser of (i) the amount of such Losses and (ii) the then-remaining balance of the Indemnity Escrow Account, including any earnings thereon, it being understood that, except as set forth in clause (b) below, the Escrow Account shall be Buyer’s sole and exclusive source of recovery with respect to claims arising under, or otherwise in connection with, Section 7.2 or this ARTICLE VII of this Agreement and that, following release in full of all amounts held in the Escrow Account, the Shareholders shall have no further liability thereunder or in connection therewith.

(b) Subject to the limitations set forth in Section 7.4, if and to the extent the amount of any Losses remaining to be paid to a Buyer Indemnitee at any time under this ARTICLE VII is greater than the then-remaining balance of the Indemnity Escrow Account, including any earnings thereon, then each Shareholder will be responsible for their Pro Rata Share of such shortfall, up to the Cap, if applicable (the “Loss Shortfall”); provided that the total amount of the Loss Shortfall shall never exceed the total amount of Losses incurred by the Buyer Indemnitees, up to the Cap, if applicable, less any amounts previously or contemporaneously funded by payments from the Indemnity Escrow Account or the Shareholders. No later than ten (10) Business Days following receipt of written notice from the Buyer with the final determination of their Pro Rata Share of the amount of such Loss Shortfall, each Shareholder shall pay to Buyer in cash, by wire transfer of immediately available funds to an account designated in writing by Buyer, its Pro Rata Share of the amount of such Loss Shortfall; provided that, for the avoidance of doubt, no payment hereunder by an individual Shareholder shall be in excess of the portion of the Distributable Net Purchase Price received by such Shareholder pursuant to this Agreement.

(c) No later than ten (10) Business Days following the final determination of the amount of any Losses payable to any Shareholder Indemnitee in accordance with this ARTICLE VII, Buyer shall pay to each Shareholder in cash, by wire transfer of immediately available funds to the accounts designated in writing by the Shareholder, its Pro Rata Share of the amount of such excess.

Section 7.11 Escrow Release. On the Business Day immediately following the General Representations Expiration Date (such Business Day, the “Escrow Release Date”), Buyer and Shareholders Representative shall deliver joint written instructions to the Escrow Agent to release to the Payment Agent the then-remaining balance of the Indemnity Escrow Account; provided that any amounts payable to the Shareholders shall be reduced by an amount equal to the positive difference (if any) between (i) the then-remaining balance of the Indemnity Escrow Account, including any earnings thereon, minus (ii) the amount of Losses for which Buyer has timely made a claim for indemnification pursuant to Section 7.6 (up to the Cap, to the extent the Cap is applicable), and which claim has not then been finally determined in accordance with this ARTICLE VII, as applicable. In the event any portion of the Indemnity Escrow Account is not released to the Payment Agent on the Escrow Release Date as a result of the reduction in respect of clause (ii) foregoing, following the final determination of all such outstanding claims and, as applicable, payment in respect thereof pursuant to Section 7.10, Buyer and Shareholders Representative shall promptly and in any event within ten (10) Business Days, deliver joint written instructions to the Escrow Agent to release to the Payment Agent the then-remaining balance of the Indemnity Escrow Account.

Section 7.12 Tax Benefits. To the extent that a Claiming Party recognizes Tax Benefits as a result of any Loss, such party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Defending Party with respect to such Loss) to the Defending Party as such Tax Benefits are actually realized by the Claiming Party. For purposes of the foregoing, the Claiming Party shall be deemed to realize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Claiming Party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the Claiming Party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss for all taxable years (to the extent permitted by relevant Tax law and not already taken into account for a previous taxable year pursuant to this Section 7.12). Buyer agrees that, prior to the release of any portion of the Indemnity Escrow Amount, it will negotiate in good faith with the Shareholders Representative to determine a mutually agreeable amount of any Tax benefit, if any, realized by the Company in connection with the payment of any expenses that gave rise to a release of any portion of the Indemnity Escrow Amount, which amount shall be paid to the Payment Agent by the Company within five (5) business days of the date on which any funds are released from the Indemnity Escrow Amount. In the event that the Buyer and the Shareholders Representative are unable to agree upon the amount of any Tax benefit realized by the Company within fifteen (15) days following the determination of the Loss owing to the Claiming Party, then the parties shall submit the issue to the Dispute Resolution Firm for final determination in the manner provided in Section 2.5(c).

Section 7.13 Exclusive Remedy. Except as set forth in Section 9.16, the remedies set forth in Section 7.2 and Section 7.3 constitute the sole and exclusive remedies of any Buyer Indemnitee or Shareholder Indemnitee for recovery of Losses or other claims relating to or arising from this Agreement, in connection with the Transaction or otherwise arising out of or relating to the Company’s businesses and operations, other than claims arising from fraud, criminal activity or willful misconduct in connection with this Agreement.

ARTICLE VIII.
TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Buyer;

(b) by Buyer by written notice to the Company if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the Closing Conditions and such breach, inaccuracy or failure cannot be cured by the breaching party within fifteen (15) days of the breaching party’s receipt of written notice of such breach from Buyer; or

(c) by the Company by written notice to Buyer if the Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the Closing Conditions and such breach, inaccuracy or failure cannot be cured by the breaching party within fifteen (15) days of the breaching party’s receipt of written notice of such breach from the Company; or

(d) by Buyer or the Company in the event that:

(i) there shall be any law that makes consummation of the Merger or Transaction illegal or otherwise prohibited; or

(ii) any Governmental Body shall have issued any order, writ, judgment, injunction, decree, stipulation, determination or award restraining or enjoining the Transaction, and such shall have become final and non-appealable; or

(iii) the Closing shall not have occurred by August 15, 2017, which date may be extended pursuant to a mutual written agreement (such date as may be extended, the “Outside Date”); provided, however, that if on the Outside Date, all Closing Conditions have been satisfied other than the Closing Conditions set forth in Section 5.8, either the Company or Buyer may (in its sole discretion) extend the Outside Date for an additional thirty (30) days by delivery of written notice of such extension to the other no fewer than five (5) Business Days before the initial Outside Date; and provided, further, however, the right to terminate this Agreement under this Section 8.1(d)(iii), shall not be available to either party whose failure to take any action required to fulfill any obligation under this Agreement (including the failure to act in good faith or to use reasonable best efforts to cause the Closing to occur) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur before such date.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) if the termination was pursuant to Section 8.1(b) or Section 8.1(c), the breaching party shall pay the non-breaching party’s reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement;

(b) as set forth in this ARTICLE VIII and Section 5.6 and ARTICLE IX hereof; and

(c) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Shareholders Representative.

(a) By virtue of this Agreement and the execution of Transmittal Letters, and without any further actions of the Shareholders, the Shareholders have irrevocably appointed Stuart Conrad as the Shareholders Representative, as true and lawful agent and attorney-in-fact, with full power of substitution, with full power and authority to act for and on behalf of each Shareholder for all purposes of this Agreement and the Escrow Agreement, and with respect to the consummation of the Merger and the Transaction, agrees to be bound by the provisions of this Agreement and the Escrow Agreement and the terms of the Transaction. Shareholders Representative hereby accepts such appointment. Each Shareholder acknowledges and agrees that Shareholders Representative, pursuant to this Agreement, has the exclusive authority to act on his, her or its behalf in connection with this Agreement and the Escrow Agreement and related matters, including to (i) interpret the terms and provisions of this Agreement and the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transaction, including the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Shareholders Representative on behalf of the Shareholders in connection with this Agreement and the Escrow Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price pursuant to Section 2.5, (viii) authorize delivery to any Buyer Indemnitee of the Escrow Funds, or any portion of thereof in satisfaction of claims brought by any Buyer Indemnitee for Losses or pursuant to Section 2.5(c), (ix) distribute the Escrow Funds, and any earning and proceeds thereon, (x) deduct, hold back and/or redirect any funds which may be payable to any Shareholder pursuant to the terms of this Agreement, the Escrow Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Shareholders hereunder or (B) any costs, fees, expenses and other liabilities incurred by the Shareholders Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder, including reasonable compensation to any consultants, attorneys, accountants or other representatives or agents retained by the Shareholders Representative for purposes of performing its duties hereunder, (xi) do and perform any and every act the Shareholders Representative deems required, necessary or proper, including transacting business on behalf of such Shareholder, in connection with the Transaction.

(b) The agency provided by Section 9.1(a) may be changed by the Shareholders Representative from time to time, and the Shareholders Representative, or any successor hereafter appointed, may resign, upon not less than thirty (30) days prior written notice to Buyer. In the event of a resignation by the Shareholders Representative, a successor will be named by a majority vote of the Shareholders. All power, authority, rights and privileges conferred in this Agreement to the Shareholders Representative will apply to any successor Shareholders Representative.

(c) The Shareholders Representative will not be liable for any act done or omitted under this Agreement or any agreements or documents executed and delivered in connection herewith as Shareholders Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Each of Buyer and Acquisition Company agrees that it will not look to the personal assets of the Shareholders Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Shareholders. In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Shareholders Representative will not be liable to the Shareholders for any Losses that such Person may incur as a result of any act, or failure to act, by the Shareholders Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Shareholders Representative will be indemnified and held harmless by the Shareholders for all Losses, except to the extent that the actions or omissions of the Shareholders Representative were taken or omitted not in good faith. The limitation of liability provisions of this Section 9.1(c) will survive the termination of this Agreement and the resignation of the Shareholders Representative.

(d) Any out-of-pocket costs and expenses reasonably incurred by the Shareholders Representative in connection with actions taken in performance of its duties hereunder will be reimbursed to the Shareholders Representative by the Shareholders first from any payments released from the Indemnity Escrow Account and thereafter, from the Shareholders, in each case on a pro rata basis in proportion to each such Shareholder’s Percentage Interest as of the date hereof. In no event shall Buyer, Acquisition Company or the Company or any of their respective Affiliates or Representatives have any obligation to reimburse the Shareholders Representative for all or any portion of any costs or expenses of the Shareholders Representative.

Section 9.2 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transaction shall be issued or made by any party hereto without the joint approval of Buyer and the Shareholders Representative, unless required by law (in the reasonable opinion of counsel) in which case Buyer and the Shareholders Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

Section 9.3 Expenses. Except as otherwise expressly provided herein Buyer and the Company shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transaction (whether consummated or not).

Section 9.4 Knowledge Defined. For purposes of this Agreement, the term “the Company’s knowledge” as used herein shall mean the actual knowledge of Josh Reel, Jennifer Crisp, Colin Anderson and Loren Rosenthal and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Company and assuming reasonable inquiry.

Section 9.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer, Acquisition Company or the Company (after the Closing):

Shift8 Technologies, Inc.
Attention: Arthur L. Smith
3463 Magic Drive, Suite 235
San Antonio, TX 78229

Fax: (210) 693-1012

Email: art.smith@shift8networks.net

with a copy to (which shall not constitute notice):

BoyarMiller

2925 Richmond Ave., 14th Floor

Houston, TX 77098

Fax: (713) 552-1758

Attention: Lawrence E. Wilson

Email: lwilson@boyarmiller.com

Notices to the Company (before the Closing):

T3 Communications, Inc.

Attention: Mr. Josh Reel, Chief Executive Officer

2401 First Street, Suite 300

Ft. Myers, FL 33901

Fax: (239) 333-0305

Email: josh@nexgencom.com

with a copy of all correspondence to the Company to (which shall not constitute notice):

K&L Gates LLP

Southeast Financial Center, Suite 3900
200 South Biscayne Boulevard

Miami, Florida 33131

Fax: (305) 358-7095

Attention: Clayton E. Parker, Esq.

Email: clayton.parker@klgates.com

Notices to the Shareholders Representative (after the Closing Date):

Mr. Stuart Conrad

485 Majestic Cove

Alpharetta, GA 30004

Fax: 674-550-9627

Email: stuartconrad@att.net

Section 9.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto except that Buyer may assign this Agreement and its rights hereunder to any lender in connection with obtaining financing for the Transaction.

Section 9.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.8 No Strict Construction; Disclosure Schedules. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the disclosure schedules shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedules to which such disclosure is relevant to the extent it is reasonably apparent from the face of such disclosure to a reader unfamiliar with the Company’s business that such disclosure is applicable to such other section. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

Section 9.9 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended only in a writing signed by Buyer and the Shareholders Representative. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, misrepresentation or default.

Section 9.10 Complete Agreement. This Agreement, including the Disclosure Schedules and Exhibits hereto, the Escrow Agreement and the other documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronic (.pdf) signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 9.12 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Florida.

Section 9.13 Consent to Jurisdiction and Service of Process. The parties to this Agreement submit to the exclusive jurisdiction of the state courts located in Lee County in the State of Florida, or the courts of the United States located in Lee County, Florida in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense, in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 9.5.

Section 9.14 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transaction. Each party certifies and acknowledges that (i) no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.14.

Section 9.15 No Third-Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, or benefits under any provision of this Agreement, other than Section 7.2 and Section 7.3 (to the extent provided therein), and the directors and officers of the Company solely with respect to Section 5.7.

Section 9.16 Specific Performance. The parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

Section 9.17 Representation of the Company and its Affiliates. Buyer acknowledges, on its own behalf and on behalf of the Buyer Indemnitees, that the fact that K&L Gates LLP may have represented the Company, the Shareholders and their respective Affiliates prior to Closing shall not prevent K&L Gates LLP from representing the Shareholders and such Affiliates, or their respective equityholders, officers, or managers, in connection with any matters involving, including without limitation any disputes with, any of the parties to this Agreement after Closing (a “Post-Closing Representation”). Buyer (on behalf of itself and its Affiliates) and the Company hereby waive any claim they have or may have that K&L Gates LLP has a conflict of interest or is otherwise prohibited from engaging in a Post-Closing Representation and agree that, in the event that a dispute arises after the Closing between a Buyer Indemnitee or the Shareholders or one of their respective Affiliates in connection with any matters related to this Agreement or the Transaction, K&L Gates LLP may represent the Shareholders or their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though K&L Gates LLP may have represented the Company in a matter substantially related to such dispute. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against K&L Gates LLP, and Buyer’s consent with respect to this waiver is fully informed. Each of the parties hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company, the Shareholders and their respective Affiliates and their external legal counsel, including but not limited to K&L Gates LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the Transaction, or any matter relating to any of the foregoing (including, for the avoidance of doubt, all of the client files and records in the possession of K&L Gates LLP related to this Agreement and the Transaction), are privileged communications between the Shareholders and such counsel and thereby property of the Shareholders, and the attorney-client privilege and the expectation of client confidence belongs to, and shall be controlled by, the Shareholders and will not pass to or be claimed by Buyer or the Company, and from and after the Closing neither the Company nor any other Person purporting to act on behalf of or through the Company will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. In addition, Buyer and the Company agree that it would be impractical to remove all attorney-client communications from the records (including e-mails and other electronic files) of the Company. Accordingly, Buyer will not, and will cause each of its Affiliates, and the Company will not, use any attorney-client communication remaining in the records of the Company after Closing in a manner that may be adverse to the Shareholders or any of their respective Affiliates.

Section 9.18 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 9.19 Buyer Deliveries. Buyer agrees and acknowledges that all documents or other items delivered or made available to Buyer’s Representatives, and all documents or other items made available to Buyer and its Representatives in the Company’s electronic data room shall be deemed to be delivered or made available, as the case may be, to Buyer for all purposes hereunder.

Section 9.20 Interpretation.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and incorporated herein by reference and made a part hereof for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means “including without limitation.”

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

T3 COMMUNICATIONS, INC.

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Its:	Chairman of the Board

BUYER:

SHIFT8 TECHNOLOGIES, INC.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Its:	CEO

ACQUISITION COMPANY:

T3 ACQUISITION, INC.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Its:	President

SHAREHOLDERS REPRESENTATIVE:

/s/ Stuart Conrad
Name: Stuart Conrad

Signature Page to

Agreement and Plan of Merger